UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Airgas, Inc.

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Peter McCausland

Chairman and CEO

Airgas, Inc.

259 North Radnor-Chester Road

Suite 100

Radnor, PA 19087

http://www.airgas.com

July 21, 2010

Dear Airgas Stockholder:

The Airgas Board of Directors has unanimously rejected the revised Air Products offer to purchase Airgas common stock at $63.50 per share. In our Board’s judgment, the new Air Products offer, like Air Products’ previous offers, is grossly inadequate and an extremely opportunistic attempt to cut off the Airgas stockholders’ ability to benefit as the domestic economy continues its recovery. We urge you NOT to tender your shares into the revised Air Products tender offer.

We believe that recent events validate the Airgas Board’s original recommendation and strengthen its conviction that Airgas will generate more value for its stockholders by executing its strategic plan than by pursuing the revised Air Products tender offer. In this regard, in the quarter ended June 30, 2010, we recorded adjusted earnings per share of $0.83,* the second-best earnings quarter in Company history, and achieved operating margins near record levels. Importantly, we achieved these results despite revenues that have not yet returned to pre-recessionary levels. In addition, for the quarter ending June 30, 2010, we recorded same-store year over year sales growth of 6%, which is the first positive same-store year over year result since the quarter ending December 31, 2008. This impressive performance is consistent with Airgas’ historical pattern of strong but delayed recovery as the domestic economy emerges from recession, and it supports our view that actions taken and investments made during recent years have created an even stronger, more profitable company.

As a result of this performance and the improved outlook, Airgas raised its full-year fiscal 2011 earnings guidance from a range of $2.95 to $3.05 to a new range of $3.15 to $3.30, representing 18% to 23% growth over fiscal year 2010 adjusted earnings.* Further, the increasing momentum Airgas is seeing reinforces our confidence in our calendar 2012 earnings goal of at least $4.20 per share, and with continued modest improvement in the economy, Airgas could very well outperform that objective. Airgas stockholders – not Air Products – should reap the benefits of our increased earning power and bright future.

We believe that Air Products’ cost of acquisition of the Company under its $63.50 proposal is effectively the same as under Air Products’ December 2009 $62 per share stock and cash proposal. Since December 31, 2009, Airgas has reduced its adjusted debt (which

* See reconciliation of non-GAAP measures on Annex F of the Schedule 14D-9 amendment filed with the SEC on July 21, 2010.

includes amounts outstanding under its trade receivables securitization) by over $160 million.* As a result, while the per-share amount that Air Products has offered is nominally higher, Air Products’ total cost to acquire Airgas (as measured in terms of enterprise value) remains the same at approximately $7.15 billion, despite Airgas’ strongly increasing earnings and enhanced prospects.

Further, in assessing the $3.50 increase in the all-cash tender offer price, the Airgas Board notes that the average percentage share price appreciation of the three major industrial gas companies, excluding Air Products and Airgas, during the period between February 5, 2010 (the date of the $60 offer) and July 8, 2010 (the date of the $63.50 offer), substantially exceeds the percentage price increase reflected in the revised offer. Specifically, while the revised Air Products offer reflects a per share increase of 5.8%, the share price of the three major industrial gas companies, excluding Air Products and Airgas, increased by an average of approximately 11.7%, on an equal weighting basis denominated in local currencies, during the same period.

For these reasons, as well as the others described in the attached Schedule 14D-9 amendment, our Board believes strongly that the Air Products offer should be rejected.

Air Products has proposed a slate of three director nominees for our upcoming 2010 Annual Meeting of Stockholders. Air Products is also seeking to accelerate our 2011 Annual Meeting to January 18, 2011 – a date that is in the same fiscal year as our 2010 Annual Meeting and only four months after the 2010 Annual Meeting – so that it can seek to elect more directors at that time. Our Board believes that, if these tactics succeed, the effect would be to divert from our stockholders to Air Products the value Airgas stockholders would realize if Airgas continues on its current course.

As you know, Air Products has also requested that we engage in negotiations with respect to their revised offer. In light of its determination that the revised offer is grossly inadequate and highly opportunistic, the Airgas Board believes that the revised offer is not a sensible starting point for any discussions or negotiations.

In February, Air Products repeatedly declared “the timing for this combination is ideal” and “the timing for this combination is excellent. . . [t]he economy is just beginning to emerge from recession.”1 In the various explanations which Air Products has offered throughout this matter, we believe these words are the most telling. The timing is in fact excellent – for Air Products, but certainly not for Airgas.

As you evaluate Air Products’ actions and its tender offer, we ask you to remember that it is in Air Products’ economic interest to acquire your company at the cheapest possible price. In contrast, the members of the Airgas Board of Directors are fellow Airgas stockholders who, in addition to having fiduciary duties to you as directors, have substantial investments in Airgas. The current Airgas directors, including our Chairman and Chief

1 Air Products Press Release, “Air Products Offers to Acquire Airgas for $60.00 Per Share in Cash,” February 5, 2010.

Executive Officer, Peter McCausland, own a total of approximately 11% of the Airgas shares (including options). We believe this stake firmly links the Board’s economic interests with those of our stockholders.

We describe in more detail our Board’s reasons for rejecting the Air Products offer in the attached amendment to our Schedule 14D-9. We appreciate your continued support.

On behalf of the Board of Directors,

Peter McCausland

Chairman and Chief Executive Officer

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Air Products Distribution, Inc., a wholly owned subsidiary of Air Products and Chemicals, Inc., Airgas has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov. Also, materials related to Air Products’ Unsolicited Proposals are available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

In addition, Airgas has filed a preliminary proxy statement on Schedule 14A with the SEC on July 8, 2010 in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders. Airgas expects to file a definitive proxy statement with the SEC in connection with the solicitation of proxies for the 2010 annual meeting of Airgas stockholders and may file other proxy solicitation material in connection therewith. Any definitive proxy statement will be mailed to stockholders of Airgas. INVESTORS AND SECURITY HOLDERS OF AIRGAS ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Airgas through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Airgas and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Airgas’ directors and executive officers in Airgas’ Annual Report on Form 10-K for the year ended March 31, 2010, which was filed with the SEC on May 27, 2010, its proxy statement for the 2009 Annual Meeting, which was filed with the SEC on July 13, 2009 and its preliminary proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 8, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

FORWARD-LOOKING STATEMENTS

This communication contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company’s reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.